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          REPORT OF REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Mid-State Trust VII
         And
First Union National Bank of Florida

                     MID-STATE HOMES, INC. SERVICING REPORT

We have examined management's assertion about Mid-State Trust VII's compliance with the applicable minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended May 31, 1999, included in the accompanying management assertion. Management is responsible for Mid-State Trust VII's compliance with those applicable minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Mid-state Trust VII's compliance with the applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Mid-State Trust VII's compliance with the minimum servicing standards.

In our opinion, management's assertion that Mid-State Trust VII complied with the aforementioned applicable minimum servicing standards as of and for the year ended May 31, 1999, is fairly stated, in all material respects.



PricewaterhouseCoopers LLP
Tampa, Florida
July 14, 1999